FOR IMMEDIATE RELEASE

Norfolk Southern reports Q4 and full-year 2022 results

Company reports record railway operating revenue, income from railway operations

ATLANTA, January 25, 2023 – Norfolk Southern Corporation (NYSE: NSC) today announced fourth quarter and full-year 2022 financial results. The company marked fourth quarter and annual records for railway operating revenue and income from railway operations.

Fourth quarter railway operating revenue was $3.2 billion, up 13%, and income from railway operations was $1.2 billion, up 5%.

“In the fourth quarter and throughout 2022, Norfolk Southern made significant progress in our financial performance, service improvement, and engagement with our craft team members,” said Norfolk Southern President and Chief Executive Officer Alan H. Shaw. “Our team delivered double-digit percentage growth in revenue as well as earnings per share and achieved record revenue and operating income for the year. We also outlined a bold new strategic plan to create long-term shareholder value and a pathway for future growth for Norfolk Southern.”

Fourth Quarter Summary

•	Railway operating revenues of $3.2 billion were a fourth quarter record, up 13%, or $385 million, compared with fourth quarter 2021, driven by a 15% increase in revenue per unit.

•	Railway operating expenses were $2.1 billion, an increase of 19% compared with the same period last year due to higher fuel prices, increased claims costs, and higher compensation and benefits.

•	Income from railway operations was a fourth quarter record of $1.2 billion, up 5%, or $52 million, year-over-year.

•	Diluted earnings per share were $3.42, up 10%, or $0.30 compared with fourth quarter 2021.

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2022 Summary

•	Railway operating revenues were a record $12.7 billion in 2022, up 14%, or $1.6 billion, compared with 2021, driven by an 18% increase revenue per unit.

•	Railway operating expenses were $7.9 billion, an increase of 19% compared with the same period last year, driven by higher fuel prices, inflation, network congestion, and higher compensation and benefits.

•	Income from railway operations was $4.8 billion, up 8%, or $362 million, year-over-year, an annual record.

•	Diluted earnings per share were $13.88, up 15%, or $1.77 compared with 2021.

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About Norfolk Southern

Since 1827, Norfolk Southern Corporation (NYSE: NSC) and its predecessor companies have safely moved the goods and materials that drive the U.S. economy. Today, it operates a customer-centric and operations-driven freight transportation network. Committed to furthering sustainability, Norfolk Southern helps its customers avoid 15 million tons of yearly carbon emissions by shipping via rail. Its dedicated team members deliver more than 7 million carloads annually, from agriculture to consumer goods, and is the largest rail shipper of auto products and metals in North America. Norfolk Southern also has the most extensive intermodal network in the eastern U.S., serving a majority of the country’s population and manufacturing base, with connections to every major container port on the Atlantic coast as well as the Gulf of Mexico and Great Lakes. Learn more by visiting www.NorfolkSouthern.com.

Media Inquiries:

Media Relations, 404-420-4444

Investor Inquiries:

Luke Nichols, 470-867-4807

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